CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Good Times Restaurants, Inc. of our report dated December 28, 2009, relating to our audit of the consolidated financial statements, included in and incorporated by reference in the Annual Report on Form 10-K of Good Times Restaurants, Inc. for the year ended September 30, 2009.

HEIN & ASSOCIATES LLP

Denver, Colorado

March 1, 2010